FOR IMMEDIATE RELEASE                                                                                                              Exhibit 99.1

Media Contact: Gabby Nelson (763) 551-7460 gabby.nelson@selectcomfort.com	Investor Relations Contact: Frank Milano (763) 551-6908 frank.milano@selectcomfort.com

SELECT COMFORT CORPORATION TO COMMENT ON
SECOND QUARTER BUSINESS TRENDS
Company management also to present at several investor conferences in June

MINNEAPOLIS – (June 1, 2007) – Select Comfort Corporation (NASDAQ:SCSS), the nation's leading bed retailer and creator of the Sleep Number® bed, will provide its regularly scheduled update about business trends for the second quarter of 2007 after close of the financial markets June 13, 2007. The communication will be pre-recorded. A digital replay of the business update will be accessible after 4:00 p.m. EDT that day and will remain available until 6:00 p.m. EDT June 20, 2007 by calling (888) 286-8010. International callers please use (617) 801-6888. The pass code for the replay is 49744505. The webcast and a transcript of the recording will be accessible through the investor relations section of the company’s Web site at www.selectcomfort.com/investors.

Additionally, Select Comfort management plans to present at several investor conferences during the month of June. The first conference planned is the 4th Annual Boston Emerging Growth Institutional Investor Forum hosted by Sidoti & Company, LLC, at the Ritz-Carlton Boston Common in Boston, Tuesday, June 5, 2007 at 11:35 a.m. EDT. Following this event, Select Comfort management will present at the 27th Annual Piper Jaffray Consumer Conference at the St. Regis New York, Wednesday, June 6, 2007 at 2:30 p.m. EDT in New York City. Management will conclude with a presentation at the William Blair & Company 27th Annual Growth Stock Conference at the Four Seasons Hotel in Chicago, Thursday, June 21, 2007 at 4:50 p.m. EDT.

A link to a live webcast of the Piper Jaffray Consumer Conference presentation will be available through the investor relations section of the Select Comfort Web site. A replay of the webcast also will be available on the site. For more information, visit www.selectcomfort.com/investors.

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About Select Comfort

Founded more than 20 years ago, Select Comfort Corporation is the nation's leading bed retailer(1). Based in Minneapolis, the company designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number bed, as well as foundations and sleep accessories. SELECT COMFORT® products are sold through its more than 450 company-owned stores located across the United States; select bedding retailers; direct marketing operations; and online at www.sleepnumber.com.

1Top 25 Bedding Retailers, Furniture/Today, August 14, 2006.
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